UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 26, 2004

DAOU SYSTEMS, INC.

(Exact Name of Issuer as Specified in Charter)

DELAWARE	000-22073	33-0284454
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

412 Creamery Way, Suite 300, Exton, Pennsylvania 19341

(Address of Principal Executive Offices)

(610) 594-2700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item. 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 26, 2004, David W. Jahns resigned from the Board of Directors of Daou Systems, Inc. (the “Company”). Mr. Jahns resigned voluntarily, and not because of a disagreement with Daou on any matter relating to the Company’s operations, policies or practices. Mr. Jahns, a General Partner and Principal of Galen Partners, had been a member of the Compensation Committee of the Board of Directors.

On October 26, 2004, Bruce F. Wesson was appointed to the Company’s Board of Directors to fill the vacancy created by Mr. Jahn’s resignation. Mr. Wesson was designated by Galen Partners III, L.P. (“Galen Partners”) to replace Mr. Jahns pursuant to the terms of an Investment Agreement between Galen Partners, Galen Partners International III, L.P., Galen Employee Fund III, L.P., and Daou, dated November 9, 2000 (the “Investment Agreement”), the terms of which grant Galen Partners the right to designate a replacement for Mr. Jahns. The Investment Agreement has been previously filed with the Securities and Exchange Commission (“SEC”). Mr. Wesson has been added to the class of directors whose term will expire at the 2005 annual meeting of stockholders, and he has been named to the Compensation Committee of the Board of Directors.

Mr. Wesson joined Galen Associates in 1991 after serving as a Managing Director in the Corporate Finance Division at Smith Barney where he worked for over 23 years. Mr. Wesson graduated from Colgate University and received his MBA from Columbia. He currently serves on the Boards of Qmed, Inc., Crompton Corporation, Encore Medical, Inc., Acura Pharmaceuticals, Inc., and several privately held companies.

Galen Partners, together with certain of its affiliates, is the owner of all of the outstanding shares of the Company’s Series A Convertible Preferred Stock. The Company is a party to several agreements with Galen Partners related to the preferred stock and other financing arrangements. A description of the Series A Convertible Preferred Stock Investment Agreement and the related agreements between Galen Partners and their affiliates and the Company is set forth in our 2003 10-K report filed with the SEC. Copies of such agreements have been filed as exhibits to the Company’s previous filings with the SEC, and can be obtained from the SEC or from the Company’s investor relations department.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAOU SYSTEMS, INC.

Date: October 29, 2004	By:	/s/ John A. Roberts
John A. Roberts Chief Financial Officer and Secretary